Exhibit (p)

SUBSCRIPTION AGREEMENT

Subscription Agreement, dated as of December 17, 2010, between Blackstone / GSO Long-Short Credit Income Fund, a Delaware statutory trust (the “Fund”) and GSO / Blackstone Debt Funds Management LLC (the “Purchaser”).

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund proposes to issue and sell common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), to the public pursuant to a Registration Statement on Form N-2 (the “Registration Statement”) filed with the Securities and Exchange Commission; and

WHEREAS, Section 14(a) of the 1940 Act requires each registered investment company to have a net worth of at least $100,000 before making a public offering of its Common Shares.

NOW, THEREFORE, the Fund and the Purchaser agree as follows:

1.                                       The Fund offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Fund, 5,235.6 Common Shares, at a price of $19.10 per share (the “Shares”) on a date, to be specified by the Fund, prior to the effective date of the Registration Statement.

2.                                       The Purchaser represents and warrants to the Fund that it is acquiring the Shares for investment purposes only and that the Shares will be sold only pursuant to a registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements contained therein.

3.                                       The Purchaser’s right under this Subscription Agreement to purchase the Shares is not assignable.

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IN WITNESS WHEREOF, the Fund and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

BLACKSTONE / GSO LONG-SHORT CREDIT INCOME FUND

By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

GSO / BLACKSTONE DEBT FUNDS MANAGEMENT LLC

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory